Exhibit 3.17.8

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

JACK COOPER TRANSPORT COMPANY, INC.

Pursuant to the provisions of the Delaware General Corporation Law, the undersigned corporation hereby certifies as follows:

1.                 Jack Cooper Transport Company, Inc. is a corporation organized and existing under the laws of the State of Delaware.

2.                 Effective as of April 20, 1998, the board of directors of the corporation adopted a resolution setting forth the following amendment to the corporation’s Certificate of Incorporation and declared its advisability:

RESOLVED, that, subject to the approval of the stockholders of the corporation, ARTICLE THIRTEENTH of the Certificate of Incorporation of the corporation shall be, and it hereby is, amended so that, as amended, such ARTICLE shall be and read in its entirety as follows:

ARTICLE THIRTEENTH

The directors of this Corporation shall be elected in the manner provided for in its bylaws; provided, however, that no director may be removed, with or without cause, nor may the number of directors be changed, other than at the annual stockholders meeting, without the approval of stockholders holding at least two-thirds of the issued and outstanding shares of the Corporation’s stock entitled vote thereon. This ARTICLE THIRTEENTH may not be amended except with the approval of stockholders holding at least two-thirds of the issued and outstanding shares of the Corporation’s stock entitled vote thereon.

3.                       The directors submitted the amendment to the stockholders of the corporation for their approval.

4.                       Effective as of April 20, 1998, the stockholders of the corporation approved the amendment. Of the 1000 outstanding shares of the corporation’s stock entitled to vote on the amendment, all shares voted for the amendment and no shares voted against the amendment.

5.                       The amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned, Thom R. Cooper, Jr., Chairman of the Board of the corporation, has executed this instrument on behalf of the corporation and the Secretary of the corporation has attested such signature on the 20th day of April, 1998.

JACK COOPER TRANSPORT COMPANY, INC.

BY	/s/ Thom R. Cooper Jr.
Thom R. Cooper, Jr., Chairman of the Board

ATTEST:

/s/
Asst. Secretary

STATE OF MISSOURI	)
) ss.
COUNTY OF JACKSON	)

The foregoing instrument was acknowledged before me this 27th of April, 1998, by THOM R. COOPER, JR., Chairman of the Board of Jack Cooper Transport Company, Inc., a Delaware corporation, on behalf of the corporation.

/s/ Lisa A. Loree
Notary Public in and for said County and State

My commission expires:

[SEAL]

Lisa A. Loree
Notary Public- Notary Seal
STATE OF MISSOURI
Jackson County
My Commission Expires: Sept. 15, 1999